Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2024, relating to the 2023 consolidated financial statements of Netlist, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of Netlist, Inc. for the year ended December 28, 2024.

/s/ KMJ Corbin & Company LLP

Glendora, California
September 26, 2025